Exhibit 97.1

CELLECTIS S.A.

COMPENSATION RECOUPMENT POLICY

1.
Purpose; Overview. The purpose of this Compensation Recoupment Policy (this “Policy”) is to set forth the circumstances under which a Covered Executive will be required to repay or return Erroneously Awarded Compensation to Cellectis S.A. (together with its Affiliates, the “Company”). The Board has adopted this Policy in accordance with the terms herein and is intended to comply with Nasdaq Listing Rule 5608, as such rule may be amended from time to time (the “Listing Rule”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms under Section 11 of this Policy.

2.
Recovery of Erroneously Awarded Compensation. Upon the occurrence of a Restatement, if the Board, upon recommendation of the Committee, determines that a Covered Executive Received any Erroneously Awarded Compensation, the Company shall reasonably promptly take steps to recover such Erroneously Awarded Compensation, and each Covered Executive shall be required to take all actions necessary to enable such recovery, provided, however, that there shall be no duplication of recovery under this Policy and any of Section 304 of the Sarbanes-Oxley Act of 2002, Section 10D of the Exchange Act, or provisions or terms of other Company policies or compensation plans or awards. In no event shall the Company be required to award a Covered Executive an additional payment if the restated or accurate financial results would have resulted in a higher Incentive Compensation payment.

(a)
Means of Recovery. The Board shall determine, in its sole discretion and in a manner that effectuates the purpose of the Listing Rule, one or more methods for recovering any Erroneously Awarded Compensation hereunder, which may include, without limitation: (i) requiring cash reimbursement of cash Incentive Compensation previously paid; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards granted as Incentive Compensation; (iii) offsetting the amount to be recovered from any compensation otherwise owed by the Company to the Covered Executive, or forfeiture of deferred compensation, to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; (iv) cancelling outstanding, or forfeiting of, vested or unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions, or for which such conditions have been satisfied); (v) cancelling, offsetting or reducing future compensation; and/or (vi) taking any other remedial and recovery action permitted by law, as determined by the Board. Notwithstanding the foregoing, the Company makes no guarantee as to the treatment of such amounts under Section 409A, and shall have no liability with respect thereto.

(b)
Exceptions to the Recovery Requirement. Notwithstanding anything in this Policy to the contrary, Erroneously Awarded Compensation need not be recovered pursuant to this Policy if the Board, upon recommendation of the Committee, determines that recovery would be impracticable as a result of any of the following:

i.
the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange;

ii.
recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange; or

iii.
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the

regulations thereunder.

(c) Failure to Repay. To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence. In the event the Company is required to recover Erroneously Awarded Compensation from a Covered Executive who is no longer an employee pursuant to the Policy, the Company will be entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement such individual may have signed.

3.
Indemnification Prohibition. The Company shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation for which the Compnay is required to seek recovery pursuant to this Policy.

4.
Administration; Interpretation. The Board shall administer this Policy. The Board shall have full authority to interpret and enforce the Policy in a manner consistent with its intent to meet the requirements of the Listing Rule and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Board, taking into account any guidance and interpretations issued from time to time by the U.S. Securities and Exchange Commission and the Exchange. Any determinations made by the Board shall be final, conclusive and binding on all affected individuals. As further set forth in Section 9 below, this Policy is intended to supplement any other compensation recoupment policies and procedures that the Company may have in place from time to time pursuant to other applicable law, plans, policies or agreements.

5.
Amendment. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any U.S. federal securities laws or the Listing Rule.

6.
Required Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the U.S. federal securities laws.

7.
Acknowledgment. To the extent required by the Board, each Covered Executive shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Executive will be fully bound by, and must comply with, the Policy, whether or not such Covered Executive has executed and returned such acknowledgment form to the Company.

8.
Other Recovery Rights. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment or service agreement, cash-based bonus plan or program, equity award agreement, or similar agreement entered into on or after the adoption of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy, any employment agreement, equity award agreement, cash-based bonus plan or program, or similar agreement and any other legal remedies available to the Company. For the avoidance of doubt, any right of recovery under this Policy will prevail over any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy to the extent that a larger recovery amount would be recoverable under this Policy.

9.
Successors. The Policy shall be binding and enforceable against each Covered Executive and, to the extent required by applicable law, his/her beneficiaries, heirs, executors, administrators or other legal representatives.

10.
Defined Terms.

(a)
“Affiliate” shall mean each entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

(b)
“Board” shall mean the Board of the Directors of the Company.

(c)
“Clawback Eligible Incentive Compensation” shall mean Incentive Compensation Received by a Covered Executive (i) on or after October 2, 2023, (ii) after beginning service as a Covered Executive, (iii) at any time such individual served as a Covered Executive during the performance period for such Incentive Compensation (irrespective of whether such individual continued to serve as a Covered Executive upon or following the Restatement), (iv) while the Company has a class of securities listed on a U.S. national securities exchange or a U.S. national securities association, and (v) during the applicable Clawback Period.

(d)
“Clawback Period” shall mean, with respect to any Restatement, the three completed Fiscal Years of the Company immediately preceding the date as of which the Company is required to prepare a Restatement and any Transition Period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years.

(e)
“Committee” shall mean the Compensation Committee of the Board.

(f)
“Covered Executive” shall mean each current and former Executive Officer of the Company.

(g)
“Erroneously Awarded Compensation” shall mean the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, and computed without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation. For Incentive Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in a Restatement:

i.
The calculation of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received; and

ii.
The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

(h)
“Exchange” shall mean the Nasdaq Stock Market.

(i)
“Executive Officer” shall mean the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy- making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries shall be deemed executive officers of the Company if they perform such policy making functions for the Company. Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant Item 401(b) of Regulation S-K.

(j)
“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including, without limitation, stock price and total shareholder return. Financial reporting measures may include “non-IFRS financial measures” as well as other measures, metrics and ratios that are not IFRS measures. For the avoidance of doubt, a financial reporting measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(k)
“Fiscal Year” shall mean the Company’s fiscal year; provided that a Transition Period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year.

(l)
“Incentive Compensation” shall mean any compensation (whether cash or equity-based) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a Financial Reporting Measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a Financial Reporting Measure performance goal. For the avoidance of doubt, Incentive Compensation does not include awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures, and does not include, without limitation: (1) salaries; (2) bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (3) non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures; (4) wholly time-based equity awards; and (5) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure performance goal.

(m)
“Listing Rule” shall have the meaning set forth in Section 1 of this Policy.

(n)
“Received” shall mean, with respect to any Incentive Compensation, actual or deemed receipt, and Incentive Compensation shall be deemed received in the Company’s Fiscal Year during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if payment, grant or vesting of the Incentive Compensation occurs after the end of that period.

(o) “Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the Company’s previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The “date as of which the Company is required to prepare a Restatement” is the earlier to occur of:

(i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on whether the Company files a restated financial statement. A change to the Company’s financial statement that does not represent an error correction is not a Restatement, including without limitation: (i) retrospective application of a change in accounting principle; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; (v) retrospective adjustment to provisional amounts in connection with a prior business combination; and (vi) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

(o)
“SEC” shall mean the U.S. Securities and Exchange Commission.

(p)
Transition Period” shall mean any transition period that results from a change in the Company’s Fiscal Year within or immediately following the three completed Fiscal Years immediately preceding the Company’s requirement to prepare a Restatement.

Policy Adopted on: November 28, 2023